                                                          EXHIBIT 1.A.(13)(d)(i)

RIDER FOR LEVEL TERM INSURANCE BENEFIT ON
DEPENDENT CHILDREN

        This benefit is a part of this contract only if it is listed on a contract data page.

Benefit

We will pay the amount of term insurance under this benefit if we receive due proof that a dependent child died while this contract is in force and not in default past the last day of the grace period and before the term insurance provided by the benefit on his or her life ends. But our payment is subject to all the provisions of this rider and of the rest of this contract.

        The phrase dependent child means the Insured's child, stepchild, or legally adopted child who: (1) has reached the 14th day after his or her date of birth; (2) has not reached the first contract anniversary after his or her 25th birthday; and either (3) is named in the application for this contract and on the date of the application has not reached his or her 18th birthday; or (4) becomes the child of the Insured by birth, marriage or adoption after the date of the application but before the child's 18th birthday.

        We show the amount of term insurance under this benefit on a contract data page. The insurance on each dependent child's life will end on the earlier of: (1) the end of the day before the first contract anniversary after the child's 25th birthday; (2) the end of the day before the first contract anniversary after the Insured's 75th birthday; and (3) the end of the last day before the contract date of any other contract to which the insurance on the dependent child is converted or changed.

Benefit Charges

The monthly charge for this benefit is deducted each month from the contract fund. The amount of that charge is shown under Adjustments to the Contract Fund. Monthly charges for this benefit stop on the earlier of the date of the Insured's death and the first anniversary after the Insured's 75th birthday.

        This benefit has no cash value, but it can affect the cash value of the contract.

        PAID-UP INSURANCE

Paid-up Insurance on a Dependent Child

If the Insured dies while this contract is in force and not in default past the last day of the grace period, any term insurance provided by this benefit on a dependent child's life will become paid-up term insurance. While this paid-up insurance is in effect, the contract will remain in force. The paid-up insurance will have cash values but no loan value.

        If the Insured dies by suicide within the period which we state in the Suicide Exclusion under Death Benefits provision of the contract and our liability is limited as we state for suicide in that provision, any provision for paid up insurance on a dependent child who was, until the Insured died, insured under this contract will not apply. Instead, we will then offer to insure a dependent child under a new contract of life insurance. The new contract will be subject to conditions and charges that are then determined, in accordance with regular rules in effect at the time. It's amount will not be less than the greater of (1) the amount of insurance on that person's life under this contract, and (2) the lowest amount offered for the plan of insurance to be provided by the new contract. Proof that the dependent child is insurable will not be required, unless the new contract is to provide either an increased amount of insurance or a benefit that did not apply to the dependent child under this contract.

        If this benefit becomes paid-up, it may be surrendered for its net cash value. This will be the net value on the date of surrender of the paid-up insurance. But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that anniversary. To compute this net cash value, we use the Commissioners 1980 Standard Ordinary Mortality Table. We use continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

        We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision in this contract.

VL 182 B-98 NY

        CONVERSION OF INSURANCE ON A DEPENDENT CHILD

Right to Convert

The insurance on each dependent child may be converted under this rider to a new contract of life insurance. The insurance on each child's life may be converted only once and once converted, all coverage under this rider on such child will end. A conversion may be made only on (a) the day the insurance ends as described in the last paragraph under Benefit above, and (b) each contract anniversary immediately following his or her 18th and 22nd birthdays provided that such anniversary occurs before the insurance ends. It will not be necessary to prove that the child is insurable.

Conditions

The right to convert to a new contract is subject to these conditions: (1) The insurance on the child must be converted while this contract is in force and not in default past the last day of the grace period. (2) The amount of the new contract must meet the minimum as we describe under Contract Specifications. (3) We must receive a written application for the new contract no later than the date the insurance on the child may be converted.

        The new contract will not take effect unless the premium for it is paid while the child is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that the insurance under the new contract took effect on its contract date.

Premium Credit

When the insurance on a dependent child is converted, we will allow a premium credit on the first premium for the new contract. The credit is equal to the lesser of $1.00 for each full $1,000 of the term insurance under this benefit and $1.00 for each full $1,000 of the new contract's basic amount of insurance.

Contract Date

The date of the new contract will be the day after the date the insurance on the dependent child is converted. If a dependent child's coverage is converted, that child's coverage will end at the end of the day before the contract date of the new contract.

Contract Specifications

The new contract will be in the standard rating class. We will set the issue age and the premiums for the new contract in accordance with our regular rules in use on its contract date.

        We will endorse the new contract to show that the period we state in its Incontestability provision will start on the date coverage of the child began under this benefit. But if this contract was reinstated after the date the coverage began but before the date of the new contract, that period will start on the date of the most recent reinstatement. We will have the right to use the statements that were made to us as the basis for reinstatement to contest the new contract. The period during which we will have that right will be the period we state in the Incontestability provision of the new contract.

        We will endorse the new contract to show that the period we state in its Suicide Exclusion provision will start on the date coverage of the child began under this benefit.

        Except as we state in the next sentence, the new contract may be any life or endowment policy we regularly issue on its contract date for the same rating class, amount, issue age, and sex. It may not be; a single premium contract; one that insures anyone in addition to the child; one that includes or provides for term insurance, other than extended insurance; one with premiums that increase after a stated time, if its first premium is less than 80% of any later premium; or one with any benefit other than the basic insurance benefit and the waiver benefit we refer to below. A waiver benefit may either waive or pay premiums in the event of the Insured's total disability.

        The basic amount of the new contract may be any amount you ask for as long as it is at least $10,000 and not more than five times the amount of insurance on the child's life under this benefit; but the total amount for the child may not exceed the maximum amount allowed by law. If the amount you want is smaller than the smallest amount we would regularly issue on the plan you want, we will issue a new contract for as low as $10,000 on the Life Paid Up at Age 85 plan (Life Paid Up at Age 65 plan if the issue age for the new contract is less than 15 years) if you ask us to.

        If the new contract provides for premium payment to at least age 85, or age 65 if the issue age for it is less than 15 years, we will include a waiver benefit in the event of the total disability of the person insured if we would include a waiver benefit in other contracts like the new one.

VL 182 B-98 NY

        We will not waive or pay any premium under the new contract unless the total disability started on or after its contract date. And we will not waive or pay any premium under the new contract unless it has a waiver benefit, even if we have paid premiums into this contract due to the Insured's total disability.

        Any waiver benefit in the new contract will be the same one, with the same provisions, that we put in other contracts like it on its contract date. In any of these paragraphs, when we refer to other contracts, we mean contracts we would regularly issue on the same plan as the new contract and for the same rating class, amount, issue age and sex.

        MISCELLANEOUS PROVISIONS

Changes

The insurance on a dependent child may be changed to a new contract of life insurance other than in accordance with the requirements we state in this form. But this kind of change may be made only if we consent, and will be subject to conditions and charges that are then determined.

Beneficiary

The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the Insured.

        On the contract date, the following two statements apply, unless we issue the contract with an endorsement that states otherwise: (1) The beneficiary for insurance payable upon the death of a dependent child will be the Insured if living, otherwise the beneficiary for this insurance named in the application. (2) If no such beneficiary is living when insurance under this benefit becomes payable, we will make the payment in one sum to the estate of the later to die of the Insured and such beneficiary.

        You may change a beneficiary for insurance payable upon the death of a dependent child by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, at our Home Office, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request, we will not have to make the payment(s) again. Any beneficiary's interest is subject to the rights of any assignee we know of. When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated.

Reinstatement

If this contract is reinstated, it will not include the insurance that we provide under this benefit on the dependent children unless you prove to us that each child who is to be insured on or within 15 days after the date of reinstatement is insurable for the benefit. If you do not submit such proof for any child, the benefit may be reinstated if all the other conditions are met to reinstate the contract, but any child for whom proof is not submitted will not be insured under the reinstated benefit. In this case, you may be required to send the contract to us for endorsement.

Incontestability

Except for non-payment of premium, we will not contest this benefit with respect to the insurance on any dependent child's life after it has been in force during the child's lifetime for two years from the issue date.

        TERMINATION OF BENEFIT

This benefit will end on the earliest of:

        1. the end the last day of the grace period if the contract is in default;

        2. the end of the day before the first contract anniversary after the Insured's 75th birthday;

        3. the date the contract is surrendered for its net cash value, if it has any, or the paid-up insurance, if any, under the benefit is surrendered; and

        4.      the date the contract ends for any other reason.

        Further, if you ask us in a form that meets our needs, we will cancel the benefit as of the first monthly date on or after we receive your request. Monthly charges due then and later will be reduced accordingly.


VL 182 B-98 NY

        MAXIMUM TOTAL AMOUNT OF INSURANCE ALLOWED BY LAW

        A dependent child might die when his or her age is less than 14 years and six months. And there might be other life insurance, with us or other companies, payable on the child's life under a contract(s) that was issued and dated before the insurance for the child took effect under this benefit. If so, the most we could pay under this benefit for that death is the excess of: (1) the maximum that is allowed to be paid in accordance with the Table below, over
(2) the amount of the insurance on the child's life under (all) the other contract(s). If the amount of insurance on the child's life under this benefit is greater than that excess, we will reduce it by the difference, with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York.

        If the insurance under this benefit is more than we would be allowed to pay upon a dependent child's death, you may wish to have us reduce it to what we could pay, with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us to be endorsed.

        When we compute insurance under this or other contracts we will not include: (1) return premium benefits; (2) dividend additions; or (3) benefits that are paid only for death by accident.

                              [DEPENDENT CHILD]

THIS SUPPLEMENTARY BENEFIT RIDER ATTACHED TO THIS CONTRACT ON THE CONTRACT DATE

                                 CONTRACT DATA

INSURED

 [JOHN DOE]              [Male],     Issue Age [35]
================================================================================

RATING CLASS

 [Standard]
================================================================================

BASIC CONTRACT INFORMATION

 Policy Number           [xx xxx xx]
 Contract Date           [January 1, 1998]
 Premium Period          Life
 Beneficiary                  [See Beneficiary Provision attached]
================================================================================

NOTICE

The contract has no generally applicable guaranteed effective interest rate used to determine contract values. The guaranteed interest rate credited on that portion of the contract fund placed in the fixed interest rate investment option is 4% a year. Excess interest credited on the fixed interest rate investment option is not guaranteed and we have the right to change the interest rate from time to time, but not less than the fixed interest rate investment option's guaranteed interest rate.

Dividends are not guaranteed. We have the right to determine the amount of dividends, if any, to be credited to the contract. This may result in total cash values different from those illustrated.

================================================================================

TYPE OF DEATH BENEFIT  (see Death Benefit Provisions)

 [Type B]
================================================================================

LIFE INSURANCE ON THE INSURED  (as of the Contract Date)

 Basic Insurance Amount
 $[50,000.00]
================================================================================

INSURANCE ON ALL OTHER INSUREDS  (see appropriate form for details)

 Rider VL 182 B on the life of each dependent child - Level Term Insurance Benefit on Dependent Children.

  Amount
  $[10,000.00]
================================================================================
                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3 (97)(NY)

                                        POLICY NO. [XX XXX XXX]

                            CONTRACT DATA CONTINUED


MINIMUM INITIAL PREMIUM

 The minimum initial premium due on the Contract Date is $[72.86].
================================================================================

CONTRACT LIMITATIONS

 The minimum premium we will accept is $[25.00].

 The minimum basic insurance amount is $[50,000.00].
 The minimum increase in basic insurance amount is $[10,000.00].
 The minimum decrease in basic insurance amount is $[10,000.00].
 The minimum amount you may withdraw is $[500.00].
 The minimum amount you may borrow is $[200.00].

 The Surrender Charge Threshold is $[50,000.00].
================================================================================

ADJUSTMENTS TO PREMIUM PAYMENTS

 From each premium paid we will:

   Subtract an administrative charge of up to 7.5% of the premium (s) paid.
   ---------

   Subtract a charge for sales expenses at a rate of up to 4% of the premium(s)
   ---------
paid.

 The remainder of the premium is the invested premium amount.
================================================================================

ADJUSTMENTS TO THE CONTRACT FUND

  On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be
                       -----
due on that date.

  On each day after the contract date, we will adjust the contract fund by:

  adding any invested premium amounts.
  ------

  adding any increase due to investment results of the variable investment
  ------
  options.

  adding guaranteed interest at an effective annual rate of 4% (0.01074598% a
  ------
  day) on that portion of

                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3A (97)(NY)

                                        POLICY NO. [XX XXX XXX]

                            CONTRACT DATA CONTINUED


  the contract fund that is not in a variable investment option.

  adding any excess interest on that portion of the contract fund that is in a
  ------
  fixed interest rate investment option.

  subtracting any decrease due to investment results of the variable investment
  -----------
  options.

  subtracting a charge against the variable investment options at an effective
  -----------
  annual rate of not more than 0.90% (.00245475% a day) for mortality and expense risks that we assume.

  subtracting any withdrawals.
  -----------

  subtracting an administrative charge of up to $25.00 for any withdrawals.
  -----------

  subtracting an administrative charge of up to $25.00 for any change in basic
  -----------
  insurance amount.

  subtracting an administrative charge of up to $25.00 for each transfer between
  -----------
  investment options exceeding twelve in any contract year.

  subtracting any surrender charges that may result from a withdrawal,
  -----------
  surrender, or reduction in the basic insurance amount.


 And on each monthly date, we will adjust the contract fund by:


  subtracting a charge for the cost of insurance of up to the maximum monthly
  -----------
  rate (see Table of Maximum Monthly Insurance Rates) multiplied by the coverage amount divided by $1000. The coverage amount is equal to the death benefit (See Death Benefit) minus the value of the contract fund.

  subtracting a charge for administrative expenses of up to $10.00 plus $0.07
  -----------
  per $1000 of the basic insurance amount within the first contract year.

  subtracting a charge for administrative expenses of up to $10.00 plus $0.07
  -----------
  per $1000 of the basic insurance amount after the first contract year.

                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3B (97)

                                        POLICY NO. [XX XXX XXX]

                            CONTRACT DATA CONTINUED


  subtracting a charge of up to $0.01 per $1000 of the basic insurance amount to
  -----------
  guarantee the minimum death benefit.

  subtracting a maximum monthly charge for the following benefits:
  -----------

   the maximum monthly charge for Rider VL 182 B is:
     starting on the Contract Date            $[4.10]  payable until

       [JAN 1, 2038].

================================================================================

SCHEDULE OF MAXIMUM SURRENDER CHARGES

 For a full surrender at the beginning of the contract year indicated, the maximum charge we will deduct from the contract fund is shown below. For a full surrender at other times, the surrender charge will reflect the completed contract months that have passed since the last anniversary.



      For a Surrender Occurring
         At the Start of                          The Maximum Surrender
        Contract Year                                   Charge is
        ---------------------------------------------------------------
         1                                                    $[446.82]
         2                                                    $[446.82]
         3                                                    $[446.82]
         4                                                    $[446.82]
         5                                                    $[446.82]

         6                                                    $[446.82]
         7                                                    $[446.82]
         8                                                    $[335.12]
         9                                                    $[223.41]
        10                                                    $[111.71]

        11 and later                                              0.00
        ---------------------------------------------------------------

 We may also deduct a surrender charge when you change the basic insurance amount or the type of death benefit, and when you make a withdrawal. (See Change In Basic Insurance Amount, Changing The Type Of Death Benefit, and Withdrawals.)

================================================================================
                       CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3C (97)

                                        POLICY NO. XX XXX XXX

                            CONTRACT DATA CONTINUED

INVESTMENT OPTIONS

THE PRUDENTIAL VARIABLE APPRECIABLE ACCOUNT

 This account is registered with the SEC under the Investment Company Act of 1940. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund Inc., and such other funds as we may specify from time to time. The Prudential Series Fund, Inc. and other funds identified below are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies. We show below the available investment options and the funds and fund portfolios they invest in.

 These are Class One investments as described under Transfers.


   VARIABLE INVESTMENT OPTIONS


      Money Market
      Diversified Bond
      Conservative Balanced
      Flexible Managed
      High Yield Bond
      Stock Index
      Equity Income
      Equity
      Prudential Jennison
      Global


   FIXED INTEREST RATE INVESTMENT OPTION

     The fixed interest rate investment option is funded by the general account of the company. It is described in the Fixed Investments provision of this contract. This is a Class Two investment as described under Transfers.

================================================================================

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

 Fixed Interest Rate            40%
 Money Market                   60%

================================================================================
                              END OF CONTRACT DATA


   Page 3D (97)(NY)

                                        POLICY NO. XX XXX XX

                                    TABLE(S)

                    TABLE OF DEATH BENEFIT GUARANTEE VALUES

These values are used to determine the death benefit guarantee as described under Death Benefit Guarantee. The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

The Limited Death Benefit Guarantee period is the first [32] contract years.


                                  LIMITED                  LIFETIME
    CONTRACT                DEATH BENEFIT                  DEATH BENEFIT
    ANNIVERSARY             GUARANTEE VALUE                GUARANTEE VALUE
--------------------------------------------------------------------------

   Contract Date                  $0                        $0
   1st                          $[841.88]               $[3,111.68]
   2nd                        $[1,717.44]               $[6,347.83]
   3rd                        $[2,628.02]               $[9,713.42]
   4th                        $[3,575.02]              $[13,213.64]
   5th                        $[4,559.90]              $[16,853.87]

   6th                        $[5,584.18]              $[20,639.70]
   7th                        $[6,649.43]              $[24,576.97]
   8th                        $[7,757.29]              $[28,671.73]
   9th                        $[8,909.46]              $[32,930.28]
   10th                      $[10,107.72]              $[37,359.17]

   11th                      $[11,353.91]              $[41,965.22]
   12th                      $[12,649.95]              $[46,755.51]
   13th                      $[13,997.83]              $[51,737.41]
   14th                      $[15,399.62]              $[56,918.59]
   15th                      $[16,857.48]              $[62,307.01]

   16th                      $[18,373.66]              $[67,910.97]
   17th                      $[19,950.49]              $[73,739.09]
   18th                      $[21,590.39]              $[79,800.33]
   19th                      $[23,295.89]              $[86,104.02]
   20th                      $[25,069.61]              $[92,659.86]

   21st                      $[26,914.27]              $[99,477.93]
   22nd                      $[28,832.72]             $[106,568.73]
   23rd                      $[30,827.91]             $[113,943.16]
   24th                      $[32,902.91]             $[121,612.57]
   25th                      $[35,060.91]             $[129,588.75]

                      CONTRACT DATA CONTINUED ON NEXT PAGE



   Page 4 (97)

                                        POLICY NO. XX XXX XXX


                                  LIMITED                      LIFETIME
    CONTRACT                DEATH BENEFIT                  DEATH BENEFIT
    ANNIVERSARY             GUARANTEE VALUE                GUARANTEE VALUE
--------------------------------------------------------------------------

   26th                      $[37,305.23]                     $[137,883.98]
   27th                      $[39,639.32]                     $[146,511.02]
   28th                      $[42,066.77]                     $[155,483.14]
   29th                      $[44,591.32]                     $[164,814.15]
   30th                      $[47,216.85]                     $[174,518.40]

   31st                      $[49,947.40]                     $[184,610.82]
   32nd                      $[52,787.18]                     $[195,106.93]
   33rd                                                       $[206,022.89]
   34th                                                       $[217,375.49]
   35th                                                       $[229,182.19]

   36th                                                       $[241,461.16]
   37th                                                       $[254,231.29]
   38th                                                       $[267,512.22]
   39th                                                       $[281,324.39]
   40th                                                       $[295,689.05]

   41st                                                       $[310,573.69]
   42nd                                                       $[326,053.72]
   43rd                                                       $[342,152.95]
   44th                                                       $[358,896.15]
   45th                                                       $[376,309.08]

   46th                                                       $[394,418.52]
   47th                                                       $[413,252.34]
   48th                                                       $[432,839.51]
   49th                                                       $[453,210.17]
   50th                                                       $[474,395.66]

   51st                                                       $[496,428.57]
   52nd                                                       $[519,342.79]
   53rd                                                       $[543,173.58]
   54th                                                       $[567,957.60]
   55th                                                       $[593,732.98]

   56th                                                       $[620,539.38]
   57th                                                       $[648,418.04]
   58th                                                       $[677,411.84]
   59th                                                       $[707,565.39]
   60th                                                       $[738,925.09]

   61st                                                       $[771,539.17]
   62nd                                                       $[805,457.82]
   63rd                                                       $[840,733.21]
   64th                                                       $[877,419.62]
   65th                                                       $[915,573.48]
---------------------------------------------------------------------------

================================================================================

   Page 4A (97)